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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K


                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): OCTOBER 18, 1998


                        SUNRISE ASSISTED LIVING, INC.
           (Exact name of registrant as specified in its charter)


            DELAWARE                 0-20765               54-1746596
(State or other jurisdiction of    (Commission            (I.R.S. Employer
  incorporation of organization)   File Number)          Identification No.)


                           9401 LEE HIGHWAY, SUITE 300
                             FAIRFAX, VIRGINIA 22031
               (Address of principal executive offices) (Zip Code)


                                (703) 273-7500
            (Registrant's telephone number, including area code)

                              NOT APPLICABLE
      (Former Name or Former Address, if changed Since Last Report)



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                           Exhibit Index on Page 5

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ITEM 5.    OTHER EVENTS

           Proposed Acquisition of Karrington Health, Inc. On October 19, 1998, Sunrise Assisted Living, Inc. (the "Acquiror") announced that it had entered into an Agreement of Merger, dated as of October 18, 1998 (the "Merger Agreement"), with Karrington Health, Inc., an Ohio corporation ("Karrington"), and Buckeye Merger Corporation, an Ohio corporation and a newly-formed wholly owned subsidiary of the Acquiror ("Merger Sub"), which provides for the merger (the "Merger") of Merger Sub with and into Karrington with Karrington continuing as the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of Common Stock, without par value, of Karrington (the "Karrington Common Stock"), outstanding immediately prior to the Effective Time will be automatically converted, subject to certain exceptions, into the right to receive (i) a number of shares of Acquiror Common Stock equal to the lesser of (A) 0.3939; or (B) the number obtained by dividing $13.00 by the Average Trading Price of Acquiror Common Stock (as defined in the Merger Agreement) but in no event less than 0.3333, plus (ii) the associated right to purchase shares of Series C Junior Participating Preferred Stock of Acquiror under its Stockholder Rights Agreement. Cash will be paid in lieu of fractional shares. The Merger is subject to certain conditions, including receipt of required regulatory approvals and approval of the Merger Agreement by the shareholders of Karrington. The proposed acquisition of Karrington by Acquiror is expected to be accounted for using the "purchase method" of accounting.

           Concurrently with the execution and delivery of the Merger Agreement, the Acquiror and Karrington entered into an Option Agreement (the "Option Agreement"), pursuant to which Karrington granted to Acquiror the option to acquire 676,903 shares of Karrington Common Stock (subject to adjustment upon the happening of certain events), representing approximately 9.9% of the outstanding Karrington Common Stock, at an exercise price of $9.00 per share (the "Karrington Stock Option"). The Karrington Stock Option is exercisable by Acquiror, in whole or in part, at any time or from time to time prior to the termination of the Karrington Stock Option if during the term of the Karrington Stock Option a proposal for a "Third Party Transaction" (as defined in the Merger Agreement) is announced or received by Karrington. Notwithstanding the foregoing, the Karrington Stock Option may not be exercised in whole or in part with respect to that number of shares of Karrington Common Stock that would result in the Acquiror realizing upon exercise thereof, taking into account all prior exercises of the Karrington Stock Option, an Aggregate Spread Value (as defined in the Option Agreement) in excess of $5.0 million. Under certain circumstances specified in the Option Agreement, Acquiror has the right to require Karrington to pay the Acquiror the Put Price (as defined in the Option Agreement) of the Karrington Stock Option. Notwithstanding the foregoing, in no event shall the aggregate Put Price, together with the Aggregate Spread Value of any shares of


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Karrington Common Stock obtained upon exercise of the Karrington Stock Option, exceed $5.0 million.

           As of October 18, 1998, certain affiliates of Karrington (each, a "Karrington Shareholder"), who collectively own 2,975,000, or approximately 43.5%, of the outstanding shares of Karrington Common Stock also entered into Shareholder Agreements (each, a "Karrington Shareholder Agreement") with the Acquiror, pursuant to which each Karrington Shareholder appointed Acquiror as such Karrington Shareholder's lawful proxy and attorney-in-fact to vote such Karrington Shareholder's Karrington Common Stock in favor of the approval of the Merger as set forth in the Merger Agreement and against any "Third Party Transaction" (as such term is defined in the Merger Agreement).

           Pursuant to the Merger Agreement, Acquiror also agreed to make available promptly to Karrington a fully secured line of credit in the principal amount of up to $10 million, subject to good faith negotiation, execution and delivery of mutually acceptable loan documentation.

           Copies of the Merger Agreement, the Option Agreement and the form of the Shareholder Agreement are filed as exhibits hereto. The foregoing descriptions are qualified in their entirety by reference to such exhibits.

           Proposed Acquisition of Meditrust Interests. Acquiror also announced on October 19, 1998 that it had entered into an agreement with Meditrust Corporation to acquire four separate first trust mortgages secured by Karrington properties and six assisted living properties currently leased to Karrington (the "Meditrust Interests") for approximately $63.7 million. Closing of the acquisition of the Meditrust Interests is scheduled to occur by December 2, 1998, subject to the satisfaction of certain conditions, such as examination of titles and completion of transfer documents.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
           EXHIBITS

      (a)  None.

      (b)  None.

      (c)  Exhibits.

                2.1 Agreement of Merger, dated as of October 18, 1998, among the Acquiror, Merger Sub and Karrington.

                99.1 Option Agreement dated October 18, 1998 between the
                     Acquiror and Karrington.

                99.2 Form of Shareholder Agreement with Karrington
                     affiliates.



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                                SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    SUNRISE ASSISTED LIVING, INC.
                                    (Registrant)



Date:  October 28, 1998             By:  /s/ LARRY E. HULSE
       -------------------               ------------------
                                       Larry E. Hulse
                                       Controller and Chief Accounting
                                       Officer




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                            INDEX OF EXHIBITS


  Exhibit No.                     Exhibit Name                     Page
  -----------                     ------------                     ----
      2.1        Agreement of Merger, dated as of October 18,
                 1998, among the Acquiror, Merger Sub and
                 Karrington.

     99.1        Option Agreement dated October 18, 1998
                 between the Acquiror and Karrington.

     99.2 Form of Shareholder Agreement with Karrington affiliates.



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